UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2014
GMX RESOURCES INC.
(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Benham Place
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
(Address of principal executive offices and zip code)

(405) 600-0711
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.
As previously reported, on April 1, 2013, GMX Resources Inc. (the “Company” or “GMXR”) filed a voluntary petition (In re: GMX Resources Inc., Debtor, Case No. 13-11456) for reorganization under chapter 11 of title 11 of the U.S. Code (the “Bankruptcy Code”) in the Bankruptcy Court for the Western District of Oklahoma (the “Bankruptcy Court”). Two of the Company’s subsidiaries, Diamond Blue Drilling Co. and Endeavor Pipeline, Inc. (collectively with the Company, the “Debtors”), also filed related petitions with the Bankruptcy Court (Case Nos. 13-11457 and 13-11458, respectively). The Company’s petition and its subsidiaries’ petitions are referred to herein collectively as the “Bankruptcy Case.” On December 5, 2013, the Debtors filed the First Amended Joint Plan of Reorganization of GMX Resources Inc. and its Debtor Subsidiaries under Chapter 11 of the Bankruptcy Code (as subsequently modified, the “Plan”). On January 22, 2014, the Bankruptcy Court entered an Order Confirming First Amended Joint Plan of Reorganization of GMX Resources Inc. and its Subsidiaries Under Chapter 11 of the Bankruptcy Code.

The effective date of the Plan was February 3, 2014 (the “Effective Date”). As of the Effective Date, secured claims under the senior-most indenture, allowed by the Bankruptcy Court in the amount of $338,000,000 have been exchanged for equity interests in the reorganized Company and/or a new limited partnership subsidiary. General unsecured creditors received a pro rata share of (1) interests in a creditor trust created as of the Effective Date; and (2) $1.5 million in cash. At the option of the Debtors (with certain required consents), intercompany claims were either reinstated or eliminated, in full or in part. As of the Effective Date, all rights and interests of holders of the Company's common and preferred stock have been terminated.

On February 3, 2014, the company issued a press release announcing the effectiveness of the Plan. A copy of the press release is filed as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit 99.1	Press Release dated February 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMX RESOURCES INC.

Date: February 5, 2014	By: Name: Title:	/s/ Michael J. Rohleder Michael J. Rohleder President

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press Release dated February 3, 2014.